Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 9, 2001, accompanying the financial statements of ACT Medical, Inc. contained in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-76842) incorporated by reference into Registration Statement on Form S-1 and related prospectus, filed under Rule 462(b) by MedSource Technologies, Inc. We consent to the use of the aforementioned report in Amendment No. 4 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Boston, Massachusetts
March 27, 2002